                  Residential Asset Securitizaton Trust 2006-R2
                                 Issuing Entity




                                Final Term Sheet





                           $187,059,513 (Approximate)




                                IndyMac MBS, Inc.
                                    Depositor


                       Morgan Stanley & Co. Incorporated,
                               Sponsor and Seller

         This free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to in this free writing prospectus and to solicit an offer to purchase the securities, when, as and if issued. Any such offer to purchase made by you will not be accepted and will not constitute a contractual commitment by you to purchase any of the securities until we have accepted your offer to purchase. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

         The asset-backed securities referred to in this free writing prospectus are being offered when, as and if issued. In particular, you are advised that asset-backed securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in this free writing prospectus . Any obligation on our part to sell securities to you will be conditioned on the securities having the characteristics described in this free writing prospectus . If that condition is not satisfied, we will notify you, and neither the issuer nor any underwriter will have any obligation to you to deliver all or any portion of the securities which you have committed to purchase, and there will be no liability between us as a consequence of the non-delivery.

         THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS AT NO CHARGE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV.

         This free writing prospectus does not contain all information that is required to be included in the base prospectus and the free writing prospectus.

         The information in this free writing prospectus , if conveyed prior to the time of your commitment to purchase, supersedes any similar prior information contained in any prior free writing prospectus relating to these securities.

         The following classes of certificates are offered pursuant to this free writing prospectus and the accompanying prospectus:

   -------------------- --------------------- ------------------ ------------- ---------------------- ---------------
                           Initial Class                                           Initial Class
                            Certificate         Pass-Through                        Certificate        Pass-Through
          Class              Balance(1)       Floating Rate(2)      Class           Balance(1)           Rate(2)
   -------------------- --------------------- ------------------ ------------- ---------------------- ---------------
      Class A-1            $ 125,600,000            6.00%          Class A-R                $100          6.00%
   -------------------- --------------------- ------------------ ------------- ---------------------- ---------------
      Class A-2             $ 61,459,413            6.00%
   -------------------- --------------------- ------------------ ------------- ---------------------- ---------------

--------------

(1) The initial class certificate balances were calculated after distributions on October 25, 2006.

(2) The classes of certificates offered by this free writing prospectus are listed, together with their initial ratings, in the tables under "Summary--Description of the Certificates."

                                     SUMMARY


Issuing Entity

Residential Asset Securitization Trust 2006-R2, a common law trust formed under the laws of the State of New York.

Depositor

IndyMac MBS, Inc., a Delaware corporation and a limited purpose finance subsidiary of IndyMac Bank, F.S.B. Its address is 155 North Lake Avenue, Pasadena, California 91101, and its telephone number is (800) 669-2300.

Sponsor, Underlying Certificate Seller and Underwriter

Morgan Stanley & Co. Incorporated is a Delaware corporation. Its address is 1585 Broadway, New York, New York 10036 and its telephone number is (212) 761-4000.

Significant Obligor

Residential Asset Securitization Trust 2006-A1, a common law trust formed under the laws of the State of New York, which is responsible for 100% of the assets of the issuing entity

Trustee and Resecuritization Servicer

Deutsche Bank National Trust Company, a national banking association. The corporate trust office of the trustee is located (i) for purposes of certificate transfers, at DB Services Tennessee, 648 Grassmere Park Road, Nashville, Tennessee 37211-3658, Attention: Transfer Unit and (ii) for all other purposes, at 1761 East St. Andrew Place, Santa Ana, California 92705, Attention: Trust Administration MS06R2, and its telephone number is (714) 247-6000.

Trust Agreement

The trust agreement dated as of the closing date among the underlying certificate seller, the depositor and the trustee, under which the issuing entity will be formed.

Closing Date

On or about October 31, 2006.

Reference Date

September 1, 2006.

Offered Certificates

Residential Asset Securitization Trust 2006-R2 will issue three classes of certificates, all of which are being offered by this free writing prospectus and the accompanying prospectus.

Issuing Entity Assets

The assets of Residential Asset Securitization Trust 2006-R2 will consist of a 74.9000000000% percentage interest and a 74.6389063330% percentage interest in the IndyMac MBS, Inc., Residential Asset Securitization Trust 2006-A1, Mortgage Pass-Through Certificates, Series 2006-A, Class 1-A-1 and Class 1-A-3 Certificates, respectively (referred to in this free writing prospectus as the deposited underlying certificates), having a class certificate balance as of the close of business on September 25, 2006 of approximately $94,953,641 and $157,250,827, respectively.

The deposited underlying certificates represent senior ownership interests in the underlying trust. The assets of the underlying trust consist primarily of two aggregate loan groups of 30-year conventional fixed-rate mortgage loans secured by first liens on one-to four-family residential properties.

For purposes of distributions to the senior certificates in the underlying trust, the mortgage loans in the underlying trust have been divided into two loan groups: aggregate loan group I and aggregate loan group II. Principal payments relating to the mortgage loans in aggregate loan group I will be used for distribution on the deposited underlying certificates, together with the other certificates in the underlying trust related to aggregate loan group I. For a detailed description of the method of allocating distributions of principal among the various classes of certificates in the underlying trust, including the deposited underlying certificates, see "Description of the Certificates--Principal" in the underlying prospectus supplement.

The underlying trust issued eighteen classes of senior certificates, twelve classes of subordinated certificates, and one class of certificates entitled to prepayment charges paid on the underlying mortgage loans. Of these certificates, eight classes of senior certificates and six classes of subordinated certificates are supported by the mortgage loans in aggregate group I. The classes of these senior certificates other than the deposited underlying certificates are the Class 1-A-2, Class 1-A-4, Class 1-A-5, Class 1-A-6, Class 1-A-7, Class 1-A-8 and Class A-R Certificates and Class PO-1 and Class A-X Components. The subordinated certificates that are related to aggregate loan group I are the Class I-B-1, Class I-B-2, Class I-B-3, Class I-B-4, Class I-B-5 and Class I-B-6 Certificates, and they provide credit enhancement to the senior certificates related to aggregate loan group I in the underlying trust, including the deposited underlying certificates. As of September 25, 2006, the aggregate class certificate balance of all of the certificates in the underlying trust related to aggregate loan group I was approximately $529,697,858.

There is no cross-collateralization permitted between aggregate loan group I and aggregate loan group II.

The Underlying Mortgage Loans

The mortgage rate on each underlying mortgage loan is fixed. The aggregate stated principal balance of the underlying mortgage loans related to aggregate loan group I as of the reference date is approximately $529,697,858.

As of the reference date, the underlying mortgage loans in aggregate loan group I had the following characteristics:

Aggregate Current Principal Balance   $529,697,858
Weighted Average Mortgage Rate        6.602%
Range of Mortgage Rates               5.500% to 9.375%
Average Current Principal Balance     $582,086
Range of Outstanding Principal
   Balances                           $253,816 to
                                       $2,739,531
Weighted Average Original
   Loan-to-Value Ratio                70.93%
Weighted Average Original Term to
   Maturity                           360 months
Weighted Average Remaining Term to
   Stated Maturity                    351 months
Weighted Average FICO Credit Score
                                       708
Geographic Concentrations in excess
   of 10%:
   California                         47.11%
   New York                           14.32%

Description of the Certificates

The issuing entity will issue the following classes of certificates, all of which are offered by this free writing prospectus:

                    Initial
                  Certificate                                       Final Scheduled
                   Principal                                       Distribution Date     Expected Final       Initial Rating
    Class           Balance                    Type                       (1)           Distribution Date    (Moody's/S&P) (2)
--------------    ------------    -------------------------------  -----------------    -----------------    -----------------
A-1...........    $125,600,000    Senior/ Fixed Pass-Through Rate      April 2036       November 2011(3)          Aaa/AAA
A-2...........    $61,459,413     Senior/ Fixed Pass-Through Rate      April 2036         June 2016 (3)           Aaa/AAA
A-R...........        $100             Senior/REMIC Residual           April 2036         November 2006           Aaa/AAA

--------------
(1) The final scheduled distribution date is the final scheduled distribution date for the deposited underlying certificates.

(2) The offered certificates will not be offered unless they are assigned the indicated ratings by Standard & Poor's, a division of The McGraw-Hill Companies, Inc. ("S&P") and Moody's Investors Service, Inc. ("Moody's"). A rating is not a recommendation to buy, sell or hold securities. These ratings may be lowered or withdrawn at any time by either of the rating agencies. The ratings are derived from the ratings on the deposited underlying certificates.

(3) The expected final distribution date is based upon (a) an assumed rate of prepayments equal to 100% Prepayment Assumption, (b) the modeled assumptions described in this free writing prospectus and (c) the assumption that the optional termination is not exercised by the servicer.


The certificates will also have the following characteristics:

          Class               Pass-Through Rate     Interest Accrual Period   Interest Accrual Convention
          -----               -----------------     -----------------------   ---------------------------
           A-1                      6.00%              calendar month(1)               30/360(2)
           A-2                      6.00%              calendar month(1)               30/360(2)
           A-R                      6.00%              calendar month(1)               30/360(2)

(1) The interest accrual period for any distribution date will be the immediately preceding calendar month.

(2) Interest accrues at the rate specified in this table based on a 360-day year that consists of twelve 30-day months.

Record Date

The record date for any class of certificates is the last business day of the month immediately preceding the month of that distribution date.

Denominations

Offered Certificates other than the Class A-R Certificates:

$25,000 and integral multiples of $1,000 in excess thereof.

Class A-R Certificates:

$100.

Registration of Certificates

Offered Certificates other than the Class A-R Certificates:

Book-entry form. Persons acquiring beneficial ownership interests in the offered certificates (other than the Class A-R Certificates) will hold their beneficial interests through The Depository Trust Company.

Class A-R Certificates:

Fully registered certificated form. The Class A-R Certificates will be subject to certain restrictions on transfer described in this free writing prospectus and as more fully provided for in the trust agreement.

Distribution Dates

Distributions on the deposited underlying certificates are made on the 25th day of each month, or if the 25th day of a month is not a business day, then on the next business day. We will make distributions on the offered certificates on the same day. The first distribution on the offered certificates is scheduled for November 27, 2006.

Interest Distributions

The related interest accrual period, interest accrual convention and pass-through rate for each class of certificates is shown in the table above. On each distribution date, to the extent funds are available, each class of certificates will be entitled to receive:

o interest accrued at the applicable pass-through rate during the related interest accrual period on the class certificate balance, immediately prior to that distribution date; plus

o    any interest remaining unpaid from prior distribution dates

Principal Distributions

On each distribution date, certificateholders will only receive a distribution of principal on their certificates if there is cash available from the deposited underlying certificates on that date for the distribution of principal according to the principal distribution rules described in this free writing prospectus.

Optional Termination of the Underlying Trust

Although there is no optional termination provision in Residential Asset Securitization Trust 2006-R2, the servicer of the mortgage loans held in the underlying trust may purchase all of the remaining assets in the underlying trust related to an aggregate loan group on any underlying distribution date on which the aggregate stated principal balance of the underlying mortgage loans in that aggregate loan group and any related real estate owned by the underlying trust related to that aggregate loan group is less than 10% of the aggregate stated principal balance of the underlying mortgage loans in that aggregate loan group as of the cut-off date for the underlying trust. Any termination of aggregate loan group I will result in early prepayment of the offered certificates.

Collection Account; Priority of Distributions

General

The amount available for distributions on the certificates on any distribution date generally consists of the following:

o available interest funds, which, with respect to any distribution date, will equal the aggregate of all previously undistributed amounts received by the trustee on or prior to that distribution date as distributions of interest on the deposited underlying certificates, and

o available principal funds, which, with respect to any distribution date, will equal the aggregate of all previously undistributed amounts received by the trustee on or prior to that distribution date as distributions of principal on the deposited underlying certificates.

Fees and Expenses

The amounts available for distributions on any distribution date will generally not include amounts reimbursed to the trustee and depositor for taxes and expenses related to each REMIC created as part of the issuing entity. These amounts will be paid by the underlying certificate seller, and will not be an obligation of the issuing entity.

Priority of Distributions Among Certificates

On each distribution date, available funds will be distributed in the following order:

o from available interest funds, to interest on each interest-bearing class of offered certificates, and

o from available principal funds, as principal, sequentially, to the Class A-R, Class A-1 and Class A-2 Certificates, in that order, until their respective class certificate balances are reduced to zero.

Credit Enhancement

The issuing entity does not include any credit enhancement mechanism. The only credit enhancement available to the offered certificates consists of the credit enhancement provided to the deposited underlying certificates.

Credit Enhancement of Underlying Trust

Subordination

In addition to issuing the deposited underlying certificates, the underlying trust issued various other classes of certificates, including six classes of certificates that are subordinated to the deposited underlying certificates. These classes of underlying subordinated certificates provide credit enhancement for the deposited underlying certificates as described in the underlying prospectus supplement under the heading "Credit Enhancement--Subordination." Credit enhancement is generally provided to the deposited underlying certificates by allocation of realized losses to the related classes of subordinated certificates issued by the underlying trust until the class certificate balances of such subordinated certificates are reduced to zero. However, these subordinated certificates will provide limited protection against certain categories of realized losses such as special hazard losses, bankruptcy losses and fraud losses that are in excess of coverage amounts for aggregate loan group I specified in the underlying prospectus supplement (referred to as excess losses) and described in this free writing prospectus. Any such losses in excess of such amounts will be allocated pro rata to all classes of certificates related to aggregate loan group I issued by the underlying trust (including the deposited underlying certificates), even if the aggregate class certificate balance of the related classes of subordinated certificates issued by the underlying trust has not been reduced to zero.

If any realized losses, including excess losses, on the underlying mortgage loans related to aggregate loan group I are allocated to the deposited underlying certificates, they will be allocated to the Class A-1 and Class A-2 Certificates, pro rata, until their class certificate balances are reduced to zero.

Required Repurchase of Deposited Underlying Certificates and Required Purchase, Repurchase or Substitutions of Underlying Mortgage Loans

The underlying certificate seller will make certain representations and warranties relating to the deposited underlying certificates pursuant to the trust agreement. If any of the representations and warranties are breached in any material respect as of the date made and notice is received, on or prior to the distribution date in December 2006, the underlying certificate seller will be obligated to cure such breach in all material respects or, if such breach cannot be cured, repurchase such deposited underlying certificates if so directed in writing by holders of at least 51% of the percentage interests of each class of certificates.

The underlying seller made certain representations and warranties relating to the underlying mortgage loans pursuant to the underlying agreement. If, with respect to any underlying mortgage loan in aggregate loan group I, any of the representations and warranties are breached in any material respect as of the date made, the underlying seller will be obligated to repurchase or substitute that underlying mortgage loan as further described in the underlying prospectus supplement under "The Seller--Representations by Seller; Repurchases, etc."

The underlying servicer is permitted to modify any underlying mortgage loan at the request of the related mortgagor and the modification of the mortgage rate to a previous market rate, provided that the underlying servicer purchases the underlying mortgage loan from the underlying trust immediately preceding the modification.

Tax Status

For federal income tax purposes, the issuing entity will comprise one REMIC, referred to as the master REMIC. The master REMIC will hold the deposited underlying certificates and will issue several classes of offered certificates, which, other than the Class A-R Certificate, will represent the regular interests in the master REMIC. The Class A-R Certificate will represent ownership of the residual interest in the master REMIC.

ERISA Considerations

The offered certificates (other than the Class A-R Certificates) may be purchased by a pension or other benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended, or Section 4975 of the Internal Revenue Code of 1986, as amended, or by an entity investing in the assets of such a plan, so long as certain conditions are met.

Legal Investment

Each class of offered certificates will be "mortgage related securities" for purposes of the Secondary Mortgage Market Enhancement Act of 1984 as long as they are rated in one of the two highest rating categories by at least one nationally recognized statistical rating organization.

              DESCRIPTION OF THE DEPOSITED UNDERLYING CERTIFICATES

The Deposited Underlying Certificates

         All of the information contained in this free writing prospectus with respect to the Deposited Underlying Certificates (as defined below) is derived from (i) information contained in the prospectus supplement and prospectus related to the Deposited Underlying Certificates, and the supplement thereto, together attached to this Prospectus Supplement as Exhibit A (the "Underlying Prospectus Supplement") and (ii) information obtained from the monthly statement provided by the Underlying Trustee (as defined below) in connection with the September 25, 2006 Underlying Distribution Date (as defined below), attached to this free writing prospectus as Exhibit B (the "September 25, 2006 Underlying Trust Monthly Statement").

         Unless otherwise noted, all of the statistical calculations in this free writing prospectus are based on the information in the September 25, 2006 Underlying Trust Monthly Statement.

         The assets of the IndyMac MBS, Inc. Residential Asset Securitization Trust 2006-R2 (the "Issuing Entity") will consist of a 74.9000000000% percentage interest and a 74.6389063330% percentage interest in the IndyMac MBS, Inc., Residential Asset Securitization Trust 2006-A1, Mortgage Pass-Through Certificates, Series 2006-A (the "Underlying Trust"), Class 1-A-1 and Class 1-A-3, respectively (the "Deposited Underlying Certificates"), issued pursuant to a pooling and servicing agreement, dated as of February 1, 2006 (the "Underlying Agreement"), among IndyMac MBS, Inc., as depositor, IndyMac, F.S.B., as seller and as servicer (in such capacity, the "Underlying Servicer"), and Deutsche Bank National Trust Company, as trustee (in such capacity, the "Underlying Trustee").

         The Deposited Underlying Certificates evidence senior interests in aggregate loan group I ("Aggregate Loan Group I") in the Underlying Trust created by the Underlying Agreement and were issued together with certain other classes of senior certificates related to Aggregate Loan Group I (collectively, the "Underlying Senior Certificates"), certain classes of subordinated certificates related to Aggregate Loan Group I (the "Underlying Subordinated Certificates") and other classes of subordinated certificates related to the other aggregate loan group, and certain residual interests. Aggregate Loan Group I consists primarily of a pool of conventional, fixed-rate mortgage loans (the "Underlying Mortgage Loans") secured by first liens on one- to four-family residential properties. The aggregate outstanding stated principal balance of the Underlying Mortgage Loans (the "Underlying Mortgage Pool Principal Balance") in Aggregate Loan Group I as of the September 25, 2006 underlying distribution date (the "September 25 Underlying Distribution Date") was approximately $529,697,858.

         Aggregate Loan Group I consists primarily of 30-year mortgage loans with an aggregate Stated Principal Balance as of the Reference Date of $529,697,858 (the "Underlying Group 1 Mortgage Loans").

         The Underlying Trust is also composed of aggregate loan group II which is not cross-collateralized with Aggregate Loan Group I.

         After giving effect to the distributions made on the Distribution Date for the Deposited Underlying Certificates on September 25, 2006, the Deposited Underlying Certificates had an aggregate class certificate balance of approximately $252,204,468.

          In addition, after giving effect to the distributions on the Distribution Date for the Deposited Underlying Certificates on September 25, 2006, the Underlying Subordinated Certificates had an aggregate class certificate balance of approximately $37,844,121, representing approximately 7.14% of the aggregate class certificate balance of all certificates related to Aggregate Loan Group I. The Underlying Subordinated Certificates provide credit enhancement for the Underlying Senior Certificates as described in the Underlying Prospectus Supplement under the heading "Credit Enhancement--Subordination", and are the only credit enhancement for the offered certificates.

         The Issuing Entity will be entitled to receive all distributions on the Deposited Underlying Certificates due after October 25, 2006.

Assignment of the Deposited Underlying Certificates to the Issuing Entity; Representations and Warranties

         On the Closing Date, Morgan Stanley & Co. Incorporated (the "Underlying Certificate Seller") pursuant to a bill of sale, will convey the Deposited Underlying Certificates, together with the right to receive all distributions due thereon after October 25, 2006, to IndyMac MBS, Inc. (the "Depositor"). In turn, the Depositor will, on the closing date, convey the Deposited Underlying Certificates to Deutsche Bank National Trust Company, as trustee (the "Trustee") under the Trust Agreement. The Trustee will hold the Deposited Underlying Certificates through the book-entry facilities of The Depository Trust Company ("DTC").

         The Underlying Certificate Seller will represent and warrant to the Depositor and the Trustee in the Trust Agreement as of the closing date that (i) the Underlying Certificate Seller was the sole owner of the Deposited Underlying Certificates free and clear of any lien, pledge, charge or encumbrance of any kind; (ii) the Underlying Certificate Seller had not assigned any interest in any Deposited Underlying Certificates or any distributions thereon, except as contemplated in the Trust Agreement; and (iii) the endorsements and other documents furnished to the Trustee in connection with the Deposited Underlying Certificates are sufficient to effect their transfer to the Trustee. Upon discovery of a breach of any of the foregoing representations and warranties that materially and adversely affects the interests of the Certificateholders in the Deposited Underlying Certificates, the Underlying Certificate Seller, the Depositor, or the Trustee shall give prompt written notice to the others and to the Certificateholders. If such discovery and notice is given on or prior to the Distribution Date in December 2006, the Underlying Certificate Seller will be obligated to cure such breach in all material respects or, if such breach cannot be cured, repurchase such Deposited Underlying Certificates if so directed in writing by holders of at least 51% of the Percentage Interests of each class of Offered Certificates. After that date, the Underlying Certificate Seller will have no further obligations under the Trust Agreement. The "Percentage Interest" for any class of Offered Certificates will equal the percentage obtained by dividing the certificate balance of such Certificate by the Class Certificate Balance of such class of certificates.

The Underlying Mortgage Loans

         All of the information contained in this free writing prospectus with respect to the Underlying Mortgage Loans is based solely on (i) information contained in the Underlying Prospectus Supplement and (ii) information obtained from the September 25, 2006 Underlying Trust Monthly Statement.

         The tables in this free writing prospectus summarize certain characteristics of the Underlying Mortgage Loans as of September 1, 2006 (the "Reference Date"). The date as of which information regarding the Underlying Mortgage Loans is provided in the September 25, 2006 Underlying Trust Monthly Statement is also the Reference Date.

         The following table sets forth certain delinquency information with respect to the Underlying Mortgage Loans as of the Reference Date, which has been obtained from the September 25, 2006 Underlying Trust Monthly Statement. The information contained in the following table may not be indicative of future delinquent payment rates of the Underlying Mortgage Loans or reductions in the class certificate balance of the Deposited Underlying Certificates.

         For additional information on the Underlying Mortgage Loans, prospective investors should carefully review the Underlying Prospectus Supplement and the September 25, 2006 Underlying Trust Monthly Statement.

  Underlying Mortgage Loan Delinquency Information from the September 25, 2006
                       Underlying Trust Monthly Statement


---------------------------------------------------------------------------------------------------------------------------
                               Mortgage Loans Delinquent        Mortgage Loans Delinquent       Mortgage Loans Delinquent
     Underlying              ----------------------------     ----------------------------    -----------------------------
   Mortgage Pool                     31-60 Days                         61-90 Days                     91 + Days
--------------------                 ----------                         ----------                     ---------
---------------------------------------------------------------------------------------------------------------------------
  Principal     Principal
   Balance       Balance
    as of         as of        Number of                      Number of                       Number of
   Original     September      Underlying                     Underlying                      Underlying
    Issue          25,          Mortgage   Principal           Mortgage  Principal            Mortgage     Principal
     Date         2006           Loans     Balance(1) %(2)      Loans    Balance(1)   %(2)       Loans     Balance(1) %(2)
------------  ------------     ----------  ---------- ----    ---------- ------------ ----    ----------  ----------  ----
$571,940,310  $529,697,858         11      6,488,431  1.22        2      1,213,992.13  0.23       3        1,631,500  0.31
---------------------------------------------------------------------------------------------------------------------------


---------------------------------------------------------------------------------------------------------------------
                                     Mortgage Loans
     Underlying              ----------------------------
   Mortgage Pool                     in Foreclosure                REO Mortgage Loans             Cumulative Losses
--------------------         ----------------------------     ---------------------------    ------------------------
---------------------------------------------------------------------------------------------------------------------
  Principal     Principal
   Balance       Balance
    as of         as of       Number of                       Number of
   Original     September     Underlying                      Underlying                                   Cumulative
    Issue          25,         Mortgage   Principal            Mortgage   Principal           Cumulative     Losses
     Date         2006          Loans     Balance(1) %(2)       Loans     Balance(1) %(2)      Losses(1)       %
------------  ------------    ----------  ---------- ----     ----------  ---------- ----    -----------   ----------
$571,940,310  $529,697,858        5       2,759,294  0.52         0          0         0          0            0
---------------------------------------------------------------------------------------------------------------------


------------
(1) Reflects the application of payments on the Underlying Mortgage Loans due on or before September 1, 2006.

(2) Delinquency, Foreclosure and REO Property percentages are represented as percentages of the aggregate stated principal balance of the Underlying Mortgage Loans as of September 1, 2006.

Advances on the Underlying Mortgage Loans

         As described further in the Underlying Prospectus Supplement under "Servicing of Mortgage Loans--Advances," the Underlying Servicer will be required to advance certain amounts prior to each underlying Distribution Date. An advance will be reimbursed from the payments on the Mortgage Loan with respect to which the advance was made. If, however, an advance is determined to be nonrecoverable and the Underlying Servicer delivers an officer's certificate to the Underlying Trustee indicating that the advance is nonrecoverable, the Underlying Servicer will be entitled to withdraw from the underlying Certificate Account an amount equal to the nonrecoverable advance. Reimbursement for advances and nonrecoverable advances will be paid prior to distributions on the underlying certificates.


                         DESCRIPTION OF THE CERTIFICATES

General

         The Certificates will be issued pursuant to a Trust Agreement dated as of October 31, 2006 (the "Trust Agreement") among the Depositor, the Underlying Certificate Seller and the Trustee. The following sections of this free writing prospectus are summaries of the material terms of the certificates and the Trust Agreement pursuant to which the certificates will be issued. They do not purport to be complete, however, and are subject to, and are qualified in their entirety by reference to, the provisions of the Trust Agreement. When particular provisions or terms used in the Trust Agreement are referred to, the actual provisions (including definitions of terms) are incorporated by reference. We will file a final copy of the Trust Agreement after the issuing entity issues the certificates. The certificates represent obligations of the issuing entity only and do not represent an interest in or obligation of IndyMac MBS, Inc., the Underlying Certificate Seller or any of their affiliates.

         The Residential Asset Securitization Trust 2006-R2 will issue the Class A-1, Class A-2 and Class A-R Certificates (collectively, the "Offered Certificates"). All of the Offered Certificates are offered by this free writing prospectus. The classes of Offered Certificates will have the respective initial Class Certificate Balances and the pass-through rates set forth on the cover page.

         When describing the certificates in this free writing prospectus, we use the following terms:

          Designation                      Classes of Certificates
    --------------------       -----------------------------------------------
    Offered Certificates       Class A-1, Class A-2 and Class A-R Certificates


         The certificates are generally referred to as the following types:

            Class                                    Type
     -----------------------               -----------------------
     Class A-1 Certificates:               Fixed Pass-Through Rate
     Class A-2 Certificates:               Fixed Pass-Through Rate
     Class A-R Certificates:                Senior/REMIC Residual

         The "Class Certificate Balance" of each Class of Offered Certificates as of any Distribution Date is the initial Class Certificate Balance thereof reduced by the sum of (i) all amounts previously distributed to holders of certificates of such class as payments of principal and (ii) the amount of Underlying Realized Losses allocated to such class, as described below under "--Allocation of Losses," and in the case of Underlying Realized Losses have been allocated to that class, increased by the amount of increase in the principal balance of the Deposited Underlying Certificates due to the receipt of Subsequent Recoveries on the Underlying Mortgage Loans (see "The Agreements--Realization upon Defaulted Mortgage Loans" in the prospectus). The Class A-R Certificates will be issued in fully registered certificated form. All of the remaining classes of Offered Certificates will be represented by book-entry certificates. The book-entry certificates will be issuable in book-entry form only. The Class A-R Certificates will be issued in a denomination of $100.

Book-Entry Certificates

         The offered certificates (other than the Class A-R Certificates) will be book-entry certificates (the "Book-Entry Certificates"). The Class A-R Certificates will be issued as a single certificate in fully registered certificated form. Persons acquiring beneficial ownership interests in the Book-Entry Certificates ("Certificate Owners") will hold their Book-Entry Certificates through The Depository Trust Company ("DTC") or, upon request, through Clearstream, Luxembourg (as defined in this free writing prospectus) or the Euroclear System ("Euroclear"), if they are participants of such systems, or indirectly through organizations that are participants in such systems. The Book-Entry Certificates will be issued in one or more certificates that equal the aggregate Class Certificate Balance of the offered certificates, as applicable, and will initially be registered in the name of Cede & Co., the nominee of DTC. Clearstream, Luxembourg and Euroclear will hold omnibus positions on behalf of their participants through customers' securities accounts in Clearstream Banking's and Euroclear's names on the books of their respective depositaries which in turn will hold such positions in customers' securities accounts in the depositaries' names on the books of DTC. Citibank, N.A. will act as depositary for Clearstream, Luxembourg and JPMorgan Chase Bank will act as depositary for Euroclear (in such capacities, individually the "Relevant Depositary" and collectively the "European Depositaries"). Investors may hold such beneficial interests in the Book-Entry Certificates in minimum denominations representing Class Certificate Balances of $25,000 and integral multiples of $1,000 in excess thereof. One investor of each class of Book-Entry Certificates may hold a beneficial interest therein that is not an integral multiple of $1,000. Except as described below, no person acquiring a Book-Entry Certificate will be entitled to receive a physical certificate representing such offered certificate (a "Definitive Certificate"). Unless and until Definitive Certificates are issued, it is anticipated that the only Certificateholder of the offered certificates will be Cede & Co., as nominee of DTC. Certificate Owners will not be Certificateholders as that term is used in the pooling and servicing agreement. Certificate Owners are only permitted to exercise their rights indirectly through the participating organizations that utilize the services of DTC, including securities brokers and dealers, banks and trust companies and clearing corporations and certain other organizations ("Participants") and DTC.

         The Certificate Owner's ownership of a Book-Entry Certificate will be recorded on the records of the brokerage firm, bank, thrift institution or other financial intermediary (each, a "Financial Intermediary") that maintains the beneficial owner's account for such purpose. In turn, the Financial Intermediary's ownership of such Book-Entry Certificate will be recorded on the records of DTC (or of a participating firm that acts as agent for the Financial Intermediary, whose interest will in turn be recorded on the records of DTC, if the Certificate Owner's Financial Intermediary is not a DTC participant and on the records of Clearstream, Luxembourg or Euroclear, as appropriate).

         Certificate Owners will receive all distributions of principal of, and interest on, the offered certificates from the trustee through DTC and DTC participants. While the offered certificates are outstanding (except under the circumstances described below), under the rules, regulations and procedures creating and affecting DTC and its operations (the "DTC Rules"), DTC is required to make book-entry transfers among Participants on whose behalf it acts with respect to the offered certificates and is required to receive and transmit distributions of principal of, and interest on, the offered certificates. Participants and organizations which have indirect access to the DTC system, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("Indirect Participants"), with whom Certificate Owners have accounts with respect to offered certificates are similarly required to make book-entry transfers and receive and transmit such distributions on behalf of their respective Certificate Owners. Accordingly, although Certificate Owners will not possess certificates, the DTC Rules provide a mechanism by which Certificate Owners will receive distributions and will be able to transfer their interest.

         Certificate Owners will not receive or be entitled to receive certificates representing their respective interests in the offered certificates, except under the limited circumstances described below. Unless and until Definitive Certificates are issued, Certificate Owners who are not Participants may transfer ownership of offered certificates only through Participants and Indirect Participants by instructing such Participants and Indirect Participants to transfer Book-Entry Certificates, by book-entry transfer, through DTC for the account of the purchasers of such Book-Entry Certificates, which account is maintained with their respective Participants. Under the DTC Rules and in accordance with DTC's normal procedures, transfers of ownership of Book-Entry Certificates will be executed through DTC and the accounts of the respective Participants at DTC will be debited and credited. Similarly, the Participants and Indirect Participants will make debits or credits, as the case may be, on their records on behalf of the selling and purchasing Certificate Owners.

         Because of time zone differences, credits of securities received in Clearstream, Luxembourg or Euroclear as a result of a transaction with a Participant will be made during, subsequent securities settlement processing and dated the business day following, the DTC settlement date. Such credits or any transactions in such securities, settled during such processing will be reported to the relevant Euroclear or Clearstream, Luxembourg Participants on such business day. Cash received in Clearstream, Luxembourg or Euroclear, as a result of sales of securities by or through a Clearstream, Luxembourg Participant or Euroclear Participant to a DTC Participant, will be received with value on the DTC settlement date but will be available in the relevant Clearstream, Luxembourg or Euroclear cash account only as of the business day following settlement in DTC.

         Transfers between Participants will occur in accordance with DTC Rules. Transfers between Clearstream, Luxembourg Participants and Euroclear Participants will occur in accordance with their respective rules and operating procedures.

         Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream, Luxembourg Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC Rules on behalf of the relevant European international clearing system by the Relevant Depositary; however, such cross market transactions will require delivery of instructions to the relevant European international clearing system by the counterpart in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the Relevant Depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same day funds settlement applicable to DTC. Clearstream, Luxembourg Participants and Euroclear Participants may not deliver instructions directly to the European Depositaries.

         DTC, which is a New York-chartered limited purpose trust company, performs services for its participants, some of which (and/or their representatives) own DTC. In accordance with its normal procedures, DTC is expected to record the positions held by each DTC participant in the Book-Entry Certificates, whether held for its own account or as a nominee for another person. In general, beneficial ownership of Book-Entry Certificates will be subject to the DTC Rules.

         Clearstream Banking, societe anonyme, 67 Bd Grande-Duchesse Charlotte, L-2967 Luxembourg ("Clearstream, Luxembourg"), was incorporated in 1970 as "Clearstream, Luxembourg S.A." a company with limited liability under Luxembourg law (a societe anonyme). Clearstream, Luxembourg S.A. subsequently changed its name to Cedelbank. On 10 January 2000, Cedelbank's parent company, Clearstream, Luxembourg International, societe anonyme ("CI") merged its clearing, settlement and custody business with that of Deutsche Borse Clearing AG ("DBC"). The merger involved the transfer by CI of substantially all of its assets and liabilities (including its shares in CB) to a new Luxembourg company, New Clearstream, Luxembourg International, societe anonyme ("New CI"), which is 50% owned by CI and 50% owned by DBC's parent company Deutsche Borse AG. The shareholders of these two entities are banks, securities dealers and financial institutions. Clearstream, Luxembourg International currently has 92 shareholders, including U.S. financial institutions or their subsidiaries. No single entity may own more than 5 percent of Clearstream, Luxembourg International's stock.

         Further to the merger, the Board of Directors of New Clearstream, Luxembourg International decided to re-name the companies in the group in order to give them a cohesive brand name. The new brand name that was chosen is "Clearstream" With effect from January 14, 2000 New CI has been renamed "Clearstream International, societe anonyme." On January 18, 2000, Cedelbank was renamed "Clearstream Banking, societe anonyme" and Clearstream, Luxembourg Global Services was renamed "Clearstream Services, societe anonyme."

         On January 17, 2000 DBC was renamed "Clearstream Banking AG." This means that there are now two entities in the corporate group headed by Clearstream International which share the name "Clearstream Banking," the entity previously named "Cedelbank" and the entity previously named "Deutsche Borse Clearing AG."

         Clearstream, Luxembourg holds securities for its customers and facilitates the clearance and settlement of securities transactions between Clearstream, Luxembourg customers through electronic book-entry changes in accounts of Clearstream, Luxembourg customers, thereby eliminating the need for physical movement of certificates. Transactions may be settled by Clearstream, Luxembourg in any of 36 currencies, including United States Dollars. Clearstream, Luxembourg provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg also deals with domestic securities markets in over 30 countries through established depository and custodial relationships. Clearstream, Luxembourg is registered as a bank in Luxembourg, and as such is subject to regulation by the Commission de Surveillance du Secteur Financier, "CSSF," which supervises Luxembourg banks. Clearstream, Luxembourg's customers are world-wide financial institutions including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. Clearstream, Luxembourg's U.S. customers are limited to securities brokers and dealers, and banks. Currently, Clearstream, Luxembourg has approximately 2,000 customers located in over 80 countries, including all major European countries, Canada, and the United States. Indirect access to Clearstream, Luxembourg is available to other institutions that clear through or maintain a custodial relationship with an account holder of Clearstream, Luxembourg. Clearstream, Luxembourg has established an electronic bridge with Euroclear Bank S.A./N.V. as the Operator of the Euroclear System (the "Euroclear Operator") in Brussels to facilitate settlement of trades between Clearstream, Luxembourg and the Euroclear Operator.

         Euroclear was created in 1968 to hold securities for participants of Euroclear ("Euroclear Participants") and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in any of 32 currencies, including United States dollars.

Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described above. Euroclear is operated by the Brussels, Belgium office of the Euroclear Operator, under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the "Cooperative"). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

         The Euroclear Operator has a banking license from the Belgian Banking and Finance Commission. This license authorizes the Euroclear Operator to carry out banking activities on a global basis.

         Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System and applicable Belgian law (collectively, the "Terms and Conditions"). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

         Distributions on the Book-Entry Certificates will be made on each Distribution Date by the trustee to DTC. DTC will be responsible for crediting the amount of such payments to the accounts of the applicable DTC participants in accordance with DTC's normal procedures. Each DTC participant will be responsible for disbursing such payments to the Certificate Owners that it represents and to each Financial Intermediary for which it acts as agent. Each such Financial Intermediary will be responsible for disbursing funds to the Certificate Owners that it represents.

         Under a book-entry format, Certificate Owners may experience some delay in their receipt of payments, since such payments will be forwarded by the trustee to Cede & Co. Distributions with respect to offered certificates held through Clearstream, Luxembourg or Euroclear will be credited to the cash accounts of Clearstream, Luxembourg Participants or Euroclear Participants in accordance with the relevant system's rules and procedures, to the extent received by the Relevant Depositary. Such distributions will be subject to tax reporting in accordance with relevant United States tax laws and regulations. Because DTC can only act on behalf of Financial Intermediaries, the ability of a Certificate Owner to pledge Book-Entry Certificates to persons or entities that do not participate in the depository system, or otherwise take actions in respect of such Book-Entry Certificates, may be limited due to the lack of physical certificates for such Book-Entry Certificates. In addition, issuance of the Book-Entry Certificates in book-entry form may reduce the liquidity of such certificates in the secondary market since certain potential investors may be unwilling to purchase certificates for which they cannot obtain physical certificates.

         Monthly and annual reports on the issuing entity provided by the trustee to Cede & Co., as nominee of DTC, may be made available to Certificate Owners upon request, in accordance with the DTC Rules and the rules, regulations and procedures creating and affecting the Relevant Depositary, and to the Financial Intermediaries to whose DTC accounts the Book-Entry Certificates of such Certificate Owners are credited.

         DTC has advised the depositor and the trustee that, unless and until Definitive Certificates are issued, DTC will take any action permitted to be taken by the holders of the Book-Entry Certificates under the pooling and servicing agreement only at the direction of one or more Financial Intermediaries to whose DTC accounts the Book-Entry Certificates are credited, to the extent that such actions are taken on behalf of Financial Intermediaries whose holdings include such Book-Entry Certificates. Clearstream, Luxembourg or the Euroclear Operator, as the case may be, will take any other action permitted to be taken by a holder of a Book-Entry Certificate under the pooling and servicing agreement on behalf of a Clearstream, Luxembourg Participant or Euroclear Participant only in accordance with its relevant rules and procedures and subject to the ability of the Relevant Depositary to effect such actions on its behalf through DTC. DTC may take actions, at the direction of the related Participants, with respect to some Book-Entry Certificates which conflict with actions taken with respect to other Book-Entry Certificates.

         Definitive Certificates will be issued to Certificate Owners, or their nominees, rather than to DTC, only if (a) DTC or the depositor advises the trustee in writing that DTC is no longer willing, qualified or able to discharge properly its responsibilities as nominee and depositary with respect to the Book-Entry Certificates and the depositor or the trustee is unable to locate a qualified successor, or (b) after the occurrence of an event of default under the pooling and servicing agreement), beneficial owners having not less than 51% of the voting rights underlying evidenced by the offered certificates advise the trustee and DTC through the Financial Intermediaries and the DTC participants in writing that the continuation of a book-entry system through DTC (or a successor thereto) is no longer in the best interests of beneficial owners of such class.

         Upon the occurrence of any of the events described in the immediately preceding paragraph, the trustee will be required to notify all beneficial owners of the occurrence of such event and the availability through DTC of Definitive Certificates. Upon surrender by DTC of the global certificate or certificates representing the Book-Entry Certificates and instructions for re-registration, the trustee will issue Definitive Certificates, and thereafter the trustee will recognize the holders of such Definitive Certificates as holders of the related offered certificates under the pooling and servicing agreement.

         Although DTC, Clearstream, Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of certificates among participants of DTC, Clearstream, Luxembourg and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

Distributions on the Deposited Underlying Certificates; Accounts

         On or prior to the closing date, the Trustee will establish an account (the "Distribution Account"), which will be maintained in trust for the benefit of the certificateholders. The Trustee will deposit or cause to be deposited in the Distribution Account all amounts it receives in respect of the Deposited Underlying Certificates. It is expected that distributions on the Deposited Underlying Certificates will be received by the Trustee on each Distribution Date and will then be used to make distributions on that day to certificateholders as described below.

Investments of Amounts Held in Accounts

         Funds on deposit in the Distribution Account will not be invested.

Withdrawals From the Distribution Account

         The Trustee is permitted from time to time to withdraw funds from the Distribution Account for the following purposes:

o to make distributions to the certificateholders as described in this free writing prospectus,

o        to pay any taxes imposed on the Issuing Entity,

o to withdraw any amount deposited in the Distribution Account and not required to be deposited therein and

o to clear and terminate the Distribution Account upon termination of the Trust Agreement.

Distributions

         Distributions on the Deposited Underlying Certificates are made on the 25th day of each month, or if the 25th day of a month is not a business day, then on the next business day (each, an "Underlying Distribution Date"). We will make distributions on the Offered Certificates on the same day (each, a "Distribution Date"). The first Distribution Date for the Offered Certificates is scheduled for November 27, 2006. We will make distributions on each Distribution Date to the persons in whose names the Offered Certificates are registered at the close of business on the last business day of the month preceding the month of such Distribution Date (each, a "Record Date").

         Distributions on each Distribution Date will be made by check mailed to the address of the person entitled to it as it appears on the applicable certificate register or, in the case of a certificateholder who has so notified the Trustee in writing in accordance with the Trust Agreement, by wire transfer in immediately available funds to the account of the certificateholder at a bank or other depository institution having appropriate wire transfer facilities; provided, however, that the final distribution in retirement of the Offered Certificates will be made only upon presentment and surrender of the Offered Certificates at the office of the Trustee's agent.

Priority of Distributions Among Certificates

         As more fully described in this free writing prospectus, distributions of interest on each interest-bearing class of Offered Certificates will be made on each Distribution Date from Available Interest Funds. Similarly, Available Principal

Funds will be distributed on each Distribution Date as principal on the class of Offered Certificates then entitled to receive distributions of principal, in the order and subject to the priorities set forth under "Description of the Certificates--Principal" in this free writing prospectus.

         "Available Interest Funds" with respect to any Distribution Date will be equal to the aggregate of all previously undistributed amounts received by the Trustee on or prior to such Distribution Date as distributions of interest on the Deposited Underlying Certificates.

         "Available Principal Funds" with respect to any Distribution Date will be equal to the aggregate of all previously undistributed amounts received by the Trustee on or prior to such Distribution Date as distributions of principal on the Deposited Underlying Certificates.

         "Available Funds" with respect to any Distribution Date will be equal to the sum of (i) Available Interest Funds and (ii) Available Principal Funds for such Distribution Date.

Interest

         The classes of Offered Certificates will have the respective pass-through rates set forth on the cover page of this free writing prospectus.

         On each Distribution Date, each class of certificates will be entitled to receive from Available Interest Funds an amount allocable to interest (as to each such class, the "Interest Distribution Amount") with respect to the related interest accrual period. The Interest Distribution Amount for any interest-bearing class of Offered Certificates will be equal to the sum of (i) interest at the applicable pass-through rate on the related Class Certificate Balance, immediately prior to that Distribution Date, and (ii) the sum of the amounts, if any, by which the amount described in clause (i) above on each prior Distribution Date exceeded the amount actually distributed as interest on such prior Distribution Dates and not subsequently distributed ("Unpaid Interest Amounts").

         The interest accrual period for the certificates will be the calendar month preceding the month of the Distribution Date. Interest will be calculated and payable on the basis of a 360-day year divided into twelve 30-day months.

         If the interest entitlement of the Deposited Underlying Certificates is reduced as provided in the Underlying Agreement, the interest entitlement of each interest-bearing class of certificates for the corresponding interest accrual period will be reduced proportionately. A reduction in such interest entitlement may result from Relief Act Reductions, or Net Interest Shortfalls (as defined in the Underlying Prospectus Supplement). See "Description of the Certificates--Interest" in the Underlying Prospectus Supplement.

         In the event that, on a particular Distribution Date, Available Interest Funds in the Distribution Account applied in the order described above under "--Priority of Distributions Among Certificates" are not sufficient to make a full distribution of the interest entitlement on the Offered Certificates, interest will be distributed on each class of Offered Certificates based on the amount of interest each such class would otherwise have been entitled to receive in the absence of such shortfall. Any Unpaid Interest Amount will be carried forward and added to the amount holders of each such class of certificates will be entitled to receive on the next Distribution Date. Any Unpaid Interest Amount so carried forward will not bear interest.

Principal

         On each Distribution Date, Available Principal Funds will be distributed sequentially, to the Class A-R, Class A-1 and Class A-2 Certificates, in that order, until their respective Class Certificate Balances are reduced to zero.

         Residual Certificates. The Class A-R Certificates will remain outstanding for so long as the Issuing Entity shall exist, whether or not they are receiving current distributions of principal or interest. In addition to distributions of interest and principal as described above, on each Distribution Date, the holders of the Class A-R Certificates will be entitled to receive any Available Funds remaining after payment of interest on and principal of the classes of Offered Certificates, as described above. It is not anticipated that there will be any significant amounts remaining for that distribution.

Allocation of Losses

On each Distribution Date, all Realized Losses (including Excess Losses) (each as defined in the Underlying Prospectus Supplement) that are allocated to the Deposited Underlying Certificates (collectively, "Underlying Realized Losses") will be allocated to the Class A-1 and Class A-2 Certificates, pro rata, until their respective Class Certificate Balances are reduced to zero.

                            UNDERLYING MORTGAGE LOANS

               Mortgage Rates for the Underlying Mortgage Loans(1)

--------------------------- ----------- ----------------- -------------- ----------- ----------- ----------------- -------------
                                                           Percent of                Weighted
                            Number of      Aggregate        Aggregate    Weighted    Average                         Weighted
                            Under-lying    Principal        Principal    Average       FICO       Average Current     Average
Range of                    Mortgage        Balance          Balance     Mortgage     Credit         Principal     Loan-to-Value
Mortgage Rates (%)            Loans       Outstanding      Outstanding      Rate      Score         Balance            Ratio
------------------------    ----------  ---------------    -----------   --------    -------       -------------   -------------
5.001 - 5.500...........          1     $    562,787.76        0.11%        5.500%      764        $ 562,787.76      57.43%
5.501 - 6.000...........         65       38,000,269.77        7.17         5.884       732          584,619.53      71.88
6.001 - 6.500...........        426      254,915,223.25       48.12         6.375       717          598,392.54      68.82
6.501 - 7.000...........        320      181,160,680.82       34.20         6.777       701          566,127.13      72.08
7.001 - 7.500...........         54       29,822,641.81        5.63         7.303       676          552,271.14      75.62
7.501 - 8.000...........         32       18,892,253.03        3.57         7.744       677          590,382.91      77.27
8.001 - 8.500...........          9        4,657,836.44        0.88         8.261       674          517,537.38      76.87
8.501 - 9.000...........          2        1,176,616.30        0.22         8.745       689          588,308.15      80.00
9.001 - 9.500...........          1          509,549.17        0.10         9.375       666          509,549.17      80.00
    Total...............    ----------  ----------------  -------------
                                910     $529,697,858.35      100.00%
                            ==========  ================  =============

------------
(1) As of the Reference Date, the weighted average Mortgage Rate of the Underlying Mortgage Loans was approximately 6.602% per annum.



         Current Principal Balances for the Underlying Mortgage Loans(1)

--------------------------  -----------    ---------------   ------------ ----------- ------------  -------------   -----------
                                                              Percent of                Weighted
                            Number of        Aggregate        Aggregate    Weighted      Average      Average         Weighted
                            Underlying       Principal        Principal    Average        FICO        Current         Average
Range of Current Mortgage    Mortgage         Balance          Balance     Mortgage      Credit      Principal      Loan-to-Value
Loan Principal Balances ($)   Loans          Outstanding      Outstanding     Rate        Score       Balance          Ratio
--------------------------- ----------      --------------    -----------  --------    -----------  -------------   -----------
250,000.01 - 300,000.00....          1     $    253,815.59        0.05%       6.750%       703      $  253,815.59      80.00%
300,000.01 - 350,000.00....          1          338,279.28        0.06        6.250        678         338,279.28      37.50
350,000.01 - 400,000.00....          3        1,180,884.43        0.22        6.792        733         393,628.14      80.00
400,000.01 - 450,000.00....        138       59,585,391.21       11.25        6.617        704         431,778.20      74.17
450,000.01 - 500,000.00....        207       98,532,216.17       18.60        6.620        702         476,001.04      71.69
500,000.01 - 550,000.00....        156       82,065,009.59       15.49        6.647        703         526,057.75      72.06
550,000.01 - 550,000.00....        105       60,188,898.47       11.36        6.623        711         573,227.60      73.25
600,000.01 - 650,000.00....        122       76,935,690.79       14.52        6.647        707         630,620.42      72.37
650,000.01 - 700,000.00....         41       27,965,647.03        5.28        6.584        707         682,088.95      70.76
700,000.01 - 750,000.00....         28       20,520,774.29        3.87        6.603        699         732,884.80      68.04
750,000.01 - 800,000.00....         30       23,317,491.29        4.40        6.520        722         777,249.71      68.20
800,000.01 - 850,000.00....         11        9,080,082.50        1.71        6.829        705         825,462.05      62.56
850,000.01 - 900,000.00....         17       14,945,701.03        2.82        6.484        728         879,158.88      64.97
900,000.01 - 950,000.00....          8        7,363,864.52        1.39        6.328        732         920,483.07      68.07
950,000.01 - 1,000,000.00..         31       30,295,396.37        5.72        6.483        714         977,270.85      66.76
1,050,000.01 - 1,100,000.00          1        1,092,084.28        0.21        6.625        750       1,092,084.28      57.89
1,100,000.01 - 1,150,000.00          1        1,135,545.22        0.21        5.875        755       1,135,545.22      67.65
1,350,000.01 - 1,400,000.00          1        1,379,315.86        0.26        6.625        743       1,379,315.86      60.70
1,400,000.01 - 1,500,000.00          1        1,435,590.13        0.27        6.500        716       1,435,590.13      65.00
1,450,000.01 - 1,500,000.00          4        5,971,231.22        1.13        6.375        747       1,492,807.81      50.84
1,550,000.01 - 1,600,000.00          1        1,574,923.62        0.30        6.375        759       1,574,923.62      75.00
1,800,000.01 - 1,850,000.00          1        1,800,494.69        0.34        6.375        725       1,800,494.69      70.00
2,700,000.01 - 2,750,000.00          1        2,739,530.77        0.52        6.500        705       2,739,530.77      65.00
    Total..................    ----------  ----------------  ------------
                                   910     $529,697,858.35      100.00%
                               ==========  ================  ============

------------
(1) As of the Reference Date, the average principal balance of the Underlying Mortgage Loans was approximately $582,086.

       Original Loan-to-Value Ratios for the Underlying Mortgage Loans(1)

------------------------------ ----------- ---------------- -------------- ----------- ------------ --------------  -----------
                                                             Percent of                 Weighted
                               Number of       Aggregate     Aggregate      Weighted      Average        Average    Weighted
                               Underlying      Principal     Principal      Average        FICO          Current    Average
Range of Original              Mortgage        Balance       Balance        Mortgage      Credit        Principal   Loan-to-Value
Loan-to-Value Ratios (%)         Loans       Outstanding     Outstanding      Rate        Score         Balance      Ratio
---------------------------    ----------  ---------------  ------------    --------    ---------   --------------  ------------
20.01 - 30.00..............          5     $  3,690,049.97       0.70%        6.474%       744      $   738,009.99  25.41%
30.01 - 40.00..............         14        9,525,811.25       1.80         6.502        719          680,415.09  35.29
40.01 - 50.00..............         35       21,132,577.09       3.99         6.453        710          603,787.92  46.23
50.01 - 60.00..............         90       55,406,098.81      10.46         6.446        707          615,623.32  56.17
60.01 - 70.00..............        182      115,831,804.16      21.87         6.526        711          636,438.48  65.70
70.01 - 80.00..............        568      315,908,450.60      59.64         6.670        707          556,176.85  78.25
80.01 - 90.00..............         15        7,775,119.06       1.47         6.665        685          518,341.27  87.62
90.01 - 100.00.............          1          427,947.41       0.08         7.250        628          427,947.41  95.00
    Total..................    ----------  ---------------  -------------
                                   910     $529,697,858.35     100.00%

------------
(1) As of the Reference Date, the weighted average original Loan-to-Value Ratio of the Underlying Mortgage Loans was approximately 70.93%.



       Original Term to Stated Maturity for the Underlying Mortgage Loans

------------------------------ ------------ ---------------- -------------- ----------- ------------ --------------  -------------
                                                              Percent of                 Weighted
                                Number of      Aggregate       Aggregate    Weighted      Average      Average         Weighted
                               Under-lying     Principal       Principal    Average        FICO        Current          Average
Original Term to Stated         Mortgage        Balance         Balance     Mortgage      Credit      Principal      Loan-to-Value
Maturity (months)                 Loans       Outstanding     Outstanding      Rate        Score       Balance          Ratio
-----------------------------  -----------  ---------------  -------------  ---------    ---------   --------------  -------------
300........................          1      $    415,766.57       0.08%        7.000%       731      $   415,766.57  75.00%
360........................        909       529,282,091.78      99.92         6.602        708          582,268.53  70.93
    Total..................    -----------  ---------------  -------------
                                   910      $529,697,858.35     100.00%
                               ===========  ===============  =============


     Remaining Terms to Stated Maturity for the Underlying Mortgage Loans(1)

------------------------------ ------------ ---------------- -------------- ----------- ----------- ------------- -----------
                                                              Percent of                Weighted
                                Number of      Aggregate       Aggregate    Weighted    Average       Average     Weighted
                               Under-lying     Principal       Principal    Average     FICO          Current     Average
Range of Remaining Terms to     Mortgage        Balance         Balance     Mortgage    Credit       Principal    Loan-to-Value
Stated Maturity (months)          Loans       Outstanding     Outstanding      Rate       Score       Balance       Ratio
---------------------------    -----------  ---------------  -------------  ---------   ---------   -----------  --------------
241 - 300..................          1      $    415,766.57       0.08%        7.000%      731      $415,766.57   75.00%
301 - 360..................        909       529,282,091.78      99.92         6.602       708       582,268.53   70.93
    Total..................    -----------  ---------------  -------------
                                   910      $529,697,858.35     100.00%
                               ===========  ===============  =============

------------
(1) As of the Reference Date, the weighted average remaining term to stated maturity of the Underlying Mortgage Loans was approximately 351 months.

               Geographic Distribution of the Mortgaged Properties
                       for the Underlying Mortgage Loans

---------------------------    ----------- ----------------- ------------- ------------ ----------- -------------- ----------
                                                              Percent of                Weighted
                               Number of      Aggregate       Aggregate     Weighted    Average        Average     Weighted
                               Under-lying    Principal       Principal      Average    FICO           Current     Average
                               Mortgage        Balance         Balance      Mortgage    Credit        Principal    Loan-to-Value
Geographic Distribution          Loans       Outstanding     Outstanding      Rate        Score        Balance       Ratio
---------------------------    ----------- ---------------   -----------    --------    --------    -------------- ------------
Alabama....................          1     $    870,605.21        0.16%       6.625%       792      $   870,605.21   68.15%
Arizona....................         14        9,217,663.95        1.74        6.615        700          658,404.57   70.87
Arkansas...................          1          644,649.54        0.12        7.000        714          644,649.54   89.01
California.................        422      249,525,322.52       47.11        6.522        716          591,292.23   69.60
Colorado...................          8        4,599,933.16        0.87        6.457        712          574,991.65   70.89
Connecticut................         14        7,555,287.67        1.43        6.460        666          539,663.41   66.89
Delaware...................          1        1,574,923.62        0.30        6.375        759        1,574,923.62   75.00
District of Columbia.......          3        1,737,708.11        0.33        6.786        664          579,236.04   69.17
Florida....................         49       27,820,561.49        5.25        6.729        701          567,766.56   69.37
Georgia....................         14        8,425,950.92        1.59        6.501        703          601,853.64   72.24
Hawaii.....................          3        2,562,863.30        0.48        6.293        707          854,287.77   69.68
Idaho......................          1          476,547.34        0.09        7.250        642          476,547.34   80.00
Illinois...................          9        5,453,342.19        1.03        6.604        719          605,926.91   73.24
Indiana....................          2        1,057,126.17        0.20        6.454        745          528,563.09   70.82
Kentucky...................          1          492,000.00        0.09        7.250        656          492,000.00   80.00
Maine......................          1          515,699.66        0.10        7.875        678          515,699.66   68.74
Maryland...................         35       18,144,896.29        3.43        6.624        699          518,425.61   74.55
Massachusetts..............         18       11,417,065.15        2.16        6.602        715          634,281.40   65.42
Michigan...................         13        8,085,424.55        1.53        6.753        715          621,955.73   78.22
Minnesota..................          7        3,765,396.63        0.71        6.706        720          537,913.80   73.77
Mississippi................          1          576,566.11        0.11        7.625        759          576,566.11   80.00
Nevada.....................         22       12,089,846.26        2.28        6.736        719          549,538.47   75.50
New Hampshire..............          3        1,671,675.22        0.32        6.355        713          557,225.07   79.08
New Jersey.................         39       22,482,841.02        4.24        6.636        684          576,483.10   66.69
New Mexico.................          2        1,431,466.52        0.27        6.869        666          715,733.26   42.87
New York...................        130       75,841,418.64       14.32        6.665        699          583,395.53   72.37
North Carolina.............          9        5,213,490.06        0.98        6.919        696          579,276.67   74.47
Ohio.......................          1          534,864.19        0.10        6.875        658          534,864.19   74.48
Oregon.....................          5        2,696,030.53        0.51        6.373        748          539,206.11   74.12
Pennsylvania...............          9        5,468,365.36        1.03        6.800        673          607,596.15   74.51
Rhode Island...............          2        1,053,610.23        0.20        7.524        717          526,805.12   80.00
South Carolina.............          3        1,347,166.15        0.25        6.796        665          449,055.38   65.96
South Dakota...............          1          428,185.03        0.08        6.750        737          428,185.03   80.00
Tennessee..................          1          428,143.01        0.08        6.125        739          428,143.01   80.00
Texas......................         10        5,760,124.50        1.09        6.589        713          576,012.45   74.91
Utah.......................          1          410,900.32        0.08        6.500        768          410,900.32   77.41
Vermont....................          2          985,320.56        0.19        7.939        711          492,660.28   74.97
Virginia...................         37       18,882,077.87        3.56        6.760        702          510,326.43   77.06
Washington.................         10        5,701,979.04        1.08        6.887        702          570,197.90   76.89
West Virginia..............          1          460,497.15        0.09        7.000        752          460,497.15   79.99
Wisconsin..................          3        1,872,917.53        0.35        6.376        730          624,305.84   71.73
Wyoming....................          1          417,405.58        0.08        6.250        796          417,405.58   79.53
    Total..................    ----------  ----------------  ------------
                                   910     $529,697,858.35      100.00%
                               ==========  ================  ============

          Mortgagors' Fico Scores for the Underlying Mortgage Loans(1)

----------------------------   ------------ ---------------- -------------- ----------- ----------- -------------- -------------
                                                              Percent of                Weighted
                                Number of      Aggregate       Aggregate    Weighted    Average        Average      Weighted
                               Under-lying     Principal       Principal    Average     FICO           Current       Average
Range of FICO                   Mortgage        Balance         Balance     Mortgage    Credit        Principal    Loan-to-Value
Credit Scores                     Loans       Outstanding     Outstanding      Rate       Score        Balance       Ratio
---------------------------    -----------  ----------------  ------------- ----------- ----------- -------------- -------------
801 - 820..................         18      $ 11,333,258.87       2.14%        6.359%      804      $   629,625.49   71.78%
781 - 800..................         55        33,310,975.61       6.29         6.425       789          605,654.10   64.39
761 - 780..................         70        42,671,024.46       8.06         6.430       769          609,586.06   69.43
741 - 760..................        110        64,982,568.74      12.27         6.505       749          590,750.62   70.81
721 - 740..................        109        65,732,895.10      12.41         6.509       730          603,054.08   72.71
701 - 720..................        114        69,420,271.72      13.11         6.553       711          608,949.75   72.14
681 - 700..................        132        71,779,741.10      13.55         6.635       691          543,785.92   72.67
661 - 680..................        126        71,501,742.99      13.50         6.723       671          567,474.15   70.88
641 - 660..................         99        56,157,518.35      10.60         6.771       650          567,247.66   70.73
621 - 640..................         73        40,247,168.72       7.60         6.873       630          551,331.08   69.97
620........................          4         2,560,692.69       0.48         6.810       620          640,173.17   74.52
    Total..................    -----------  ---------------  -------------
                                   910      $529,697,858.35     100.00%
                               ===========  ===============  =============

------------
(1) As of the Reference Date, the weighted average FICO Credit Score of the Underlying Mortgage Loans was approximately 708.



         Types of Mortgaged Properties for the Underlying Mortgage Loans

---------------------------    ------------ ---------------- -------------- ----------- ----------- -------------- ----------
                                                              Percent of                Weighted
                                Number of      Aggregate       Aggregate    Weighted    Average        Average       Weighted
                               Under-lying     Principal       Principal    Average     FICO           Current        Average
                                Mortgage        Balance         Balance     Mortgage    Credit        Principal    Loan-to-Value
Property Type                     Loans       Outstanding     Outstanding      Rate       Score        Balance       Ratio
---------------------------    ------------ ---------------- -------------- ----------- ----------- -------------- ----------
Single Family Residence....        680      $392,467,193.48      74.09%        6.596%      708      $   577,157.64   70.38%
Townhouse..................          6         3,774,555.06       0.71         6.520       717          629,092.51   58.91
Low-Rise Condominium.......         23        12,546,071.78       2.37         6.588       717          545,481.38   75.69
High-Rise Condominium......          3         1,998,671.22       0.38         6.923       704          666,223.74   76.85
Two-Family Residence.......         42        27,759,122.73       5.24         6.601       708          660,931.49   70.66
Three-Family Residence.....          9         6,800,968.09       1.28         6.741       730          755,663.12   70.17
Four-Family Residence......          4         3,659,682.15       0.69         6.598       702          914,920.54   73.44
Planned Unit
Development (PUD)..........        143        80,691,593.84      15.23         6.621       709          564,276.88   73.32
    Total..................    -----------  ---------------  -------------
                                   910      $529,697,858.35     100.00%
                               ===========  ===============  =============


                    Purposes of the Underlying Mortgage Loans

---------------------------    ------------ ---------------- -------------- ----------- ----------- -------------- ----------
                                                              Percent of                Weighted
                                Number of      Aggregate       Aggregate    Weighted    Average        Average     Weighted
                               Under-lying     Principal       Principal    Average     FICO           Current     Average
                                Mortgage        Balance         Balance     Mortgage    Credit        Principal    Loan-to-Value
Loan Purpose                      Loans       Outstanding     Outstanding      Rate       Score        Balance       Ratio
---------------------------    ------------ ---------------- -------------- ----------- ----------- -------------- ----------
Purchase...................        298      $172,863,312.89      32.63%        6.666%      718      $   580,078.23   76.00%
Refinance (Cash Out).......        451       260,902,861.46      49.26         6.599       700          578,498.58   68.83
Refinance (Rate/Term)......        161        95,931,684.00      18.11         6.497       714          595,848.97   67.52
    Total..................    -----------  ---------------  -------------
                                   910      $529,697,858.35     100.00%
                               ===========  ===============  =============

              Occupancy Types for the Underlying Mortgage Loans(1)

---------------------------    ------------ ---------------- -------------- ----------- ------------ ------------- ----------
                                                              Percent of                 Weighted
                                Number of      Aggregate       Aggregate    Weighted      Average      Average     Weighted
                               Under-lying     Principal       Principal    Average        FICO        Current     Average
                                Mortgage        Balance         Balance     Mortgage      Credit      Principal    Loan-to-Value
Occupancy Type                    Loans       Outstanding     Outstanding      Rate        Score       Balance       Ratio
---------------------------    ------------ ---------------- -------------- ----------- ----------- -------------- ----------
Owner Occupied.............        813      $471,586,042.80      89.03%        6.575%       708      $   580,056.63  71.03%
Investment.................         57        34,523,956.43       6.52         6.885        721          605,683.45  68.19
Secondary Home.............         40        23,587,859.12       4.45         6.733        696          589,696.48  72.96
    Total..................    -----------  ---------------  -------------
                                   910      $529,697,858.35     100.00%
                               ===========  ===============  =============

------------
(1) Based upon representations of the related mortgagors at the time of origination.



            Loan Documentation Type for the Underlying Mortgage Loans

---------------------------    ------------ ---------------- -------------- ----------- ----------- -------------- ----------
                                                              Percent of                Weighted
                                Number of      Aggregate       Aggregate    Weighted    Average        Average     Weighted
                               Under-lying     Principal       Principal    Average     FICO           Current     Average
                                Mortgage        Balance         Balance     Mortgage    Credit        Principal    Loan-to-Value
Type of Program                   Loans       Outstanding     Outstanding      Rate       Score        Balance       Ratio
---------------------------    ------------ ---------------- -------------- ----------- ----------- -------------- ----------
Full/Alternative...........        201      $116,052,147.98      21.91%        6.401%      715      $   577,373.87   72.90%
Fast Forward...............          7         3,971,615.02       0.75         6.666       747          567,373.57   73.55
Stated Income..............        425       251,959,609.24      47.57         6.616       706          592,846.14   71.54
No Ratio...................         76        46,294,678.12       8.74         6.805       712          609,140.50   71.58
No Income/No Asset.........        115        63,864,439.38      12.06         6.614       703          555,342.95   71.26
No Documentation...........         86        47,555,368.61       8.98         6.801       704          552,969.40   61.59
    Total..................    -----------  ---------------  -------------
                                   910      $529,697,858.35     100.00%
                               ===========  ===============  =============


                 Loan Ages for the Underlying Mortgage Loans(1)

----------------------------    ----------- ----------------- ------------- ------------ ----------- ------------- ----------
                                                               Percent of                Weighted
                                Number of      Aggregate       Aggregate     Weighted    Average       Average     Weighted
                                Under-lying    Principal       Principal      Average    FICO          Current     Average
Range of                        Mortgage        Balance         Balance      Mortgage    Credit       Principal    Loan-to-Value
Loan Ages (months)                Loans       Outstanding     Outstanding      Rate        Score       Balance       Ratio
---------------------------    ------------ ---------------- -------------- ----------- ----------- -------------- ----------
6 - 10......................        795     $464,905,180.67       87.77%       6.634%       708      $   584,786.39  70.59%
11 - 15.....................         98       56,225,491.75       10.61        6.358        713          573,729.51  73.82
16 - 20.....................          7        3,583,215.83        0.68        6.498        726          511,887.98  75.78
21 - 25.....................          4        2,164,184.77        0.41        6.379        702          541,046.19  63.89
26 - 30.....................          2        1,018,126.12        0.19        6.612        677          509,063.06  69.29
31 - 35.....................          1          482,677.73        0.09        6.500        716          482,677.73  69.74
36 - 40.....................          1          483,101.18        0.09        6.625        685          483,101.18  74.07
41 - 45.....................          1          437,395.87        0.08        6.375        679          437,395.87  45.60
51 - 55.....................          1          398,484.43        0.08        6.500        792          398,484.43  80.00
     Total..................    ----------  ----------------  ------------
                                    910     $529,697,858.35      100.00%
                               ===========  ===============  =============

------------
(1) As of the Reference Date, the weighted average loan age of the Underlying Mortgage Loans was approximately 9 months.

                 Loan Programs for the Underlying Mortgage Loans

---------------------------    ----------- ----------------- -------------- ----------- ----------- -------------- ----------
                                                              Percent of                Weighted
                               Number of      Aggregate        Aggregate    Weighted    Average        Average     Weighted
                               Under-lying    Principal        Principal    Average     FICO           Current     Average
                               Mortgage        Balance          Balance     Mortgage    Credit        Principal    Loan-to-Value
Loan Program                     Loans       Outstanding      Outstanding      Rate       Score        Balance       Ratio
---------------------------    ------------ ---------------- -------------- ----------- ----------- -------------- ----------
25-Year Fixed..............          1     $    415,766.57        0.08%        7.000%      731      $   415,766.57   75.00%
30-Year Fixed..............        588      343,841,496.11       64.91         6.595       707          584,764.45   69.66
30-Year Fixed 60-Month
  Interest Only............         15        8,132,489.88        1.54         6.649       693          542,165.99   77.07
30-Year Fixed 120-Month
  Interest Only............        285      165,655,309.13       31.27         6.621       712          581,246.70   72.72
30-Year Fixed 180-Month
  Interest Only............         21       11,652,796.66        2.20         6.514       703          554,895.08   78.57
    Total..................    ----------  ----------------  -------------
                                   910     $529,697,858.35      100.00%
                               ==========  ================  =============


            Prepayment Charge Terms of the Underlying Mortgage Loans

---------------------------    ------------ ---------------- -------------- ----------- ----------- -------------- ----------
                                                              Percent of                Weighted
                                Number of      Aggregate       Aggregate    Weighted    Average        Average     Weighted
                               Under-lying     Principal       Principal    Average     FICO           Current     Average
Prepayment Charge               Mortgage        Balance         Balance     Mortgage    Credit        Principal    Loan-to-Value
Term (months)                     Loans       Outstanding     Outstanding      Rate       Score        Balance       Ratio
---------------------------    ------------ ---------------- -------------- ----------- ----------- -------------- ----------
None.......................        600      $346,966,254.57      65.50%        6.586%      712      $   578,277.09   70.21%
12.........................         90        52,964,712.04      10.00         6.695       701          588,496.80   75.87
24.........................         12         6,818,746.31       1.29         6.666       682          568,228.86   73.72
36.........................        189       111,669,260.44      21.08         6.599       702          590,842.65   70.38
60.........................         19        11,278,884.99       2.13         6.668       709          593,625.53   73.83
    Total..................    -----------  ---------------  -------------
                                   910      $529,697,858.35     100.00%
                               ===========  ===============  =============